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                                                                    Exhibit 15.1


                           [LETTERHEAD OF KPMG LLP]


The Board of Directors
Mellon Bank Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the related Prospectus regarding Mellon Bank Corporation's 401(k) Retirement Savings Plan of our report dated January 14, 1999, relating to the consolidated balance sheets of Mellon Bank Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Mellon Bank Corporation and our report dated June 22, 1998, relating to the statements of net assets available for plan benefits of the Mellon 401(k) Retirement Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1997, Mellon Bank Corporation 401(k) Retirement Savings Plan's annual report on Form 11-K.



/s/ KPMG LLP
------------------------
Pittsburgh, Pennsylvania
April 2, 1999